Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-15983 on Form N-1A of our report dated April 14, 2026 relating to the financial statements and financial highlights of Fidelity Flex 500 Index Fund, appearing on Form N-CSR of  Fidelity Concord Street Trust for the year ended February 28, 2026, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 21, 2026